Exhibit 23.2

                          INDEPENDENT AUDITORS' CONSENT


We consent to the use of our report dated May 5, 2000, except as to Note 6 which is as of April 1, 2001, and the first paragraph of Note 14, which is as of November 6, 2001, relating to the consolidated statements of operations, changes in shareholders' equity, and cash flows of Activision, Inc. for the year ended March 31, 2000, and the related financial statement schedule for the year ended March 31, 2000, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the Prospectus.

KPMG LLP

Los Angeles, California
February 19, 2003